Memorandum of Understanding
Governing the License of Intellectual Property

And

Manufacturing, Sales
and Distribution of Gradium

Between

LightPath Technologies, Inc.

And

Hubei, New Hua Guang Information Materials
Company, Ltd.

Effective Date: September19, 2012

1. Parties

1.1. This agreement is made effective this 19th day of September, 2012 between LightPath Technologies, Inc., having offices at 2603 Challenger Tech Court Suite 100, Orlando, FL. 32826 USA (“LightPath”), and New Hua Guang, Information Materials Co., Ltd. having offices at No. 67 ChaNHGong Beilu, Xianqfan, Hubei 441057, China (“NHG”).

2. Definitions

2.1 “Blank” means the form of Gradium used to make individual optical elements following core drilling or cutting and prior to optical finishing.

2.2 “Boule” means the form of Gradium prior to core drilling or otherwise cutting Blanks.

2.3 “Contract Year” means each succeeding 12-month period commencing on the effective date of this agreement and each subsequent anniversary thereof during the term of this agreement.

2.4 “Delta Z” means the distance within a Blank, measured in millimeters, from the high index surface of a Boule to the theoretical apex of the lens.

2.5 “Gradium” means Gradium Glass, a specialty optical glass developed by LightPath with a variable refractive index profile in the axial direction.

2.6 “NHG” means Hubei, New Hua Guang Information Materials Co., Ltd.

2.7 “IP” means (a) the patents set forth on Attachment A, (b) the trademarks set forth on Attachment B and (c) such other trade secrets, information (confidential or otherwise), technical data, techniques, processes, methods, plans, designs, drawings, schematics, specifications, test procedures, algorithms, technology, know-how, documentation and materials provided by LightPath to NHG related to Gradium, including Gradium glass compositions and refractive index.

2.8. “LightPath” means LightPath Technologies Inc.

2.9. “Prism” means a test sample taken from a Gradium Boule used to measure refractive index profile precision.

2.10. “Territory” means the continent of Asia including, specifically, the country of China.

3. Purpose and Overview

3.1. The purpose of this agreement is to govern the licensing of IP related to Gradium by LightPath to NHG and the manufacturing, sales and distribution of Gradium and Gradium products.

3.2. Under this agreement, NHG will:

3.2.1. Manufacture Gradium for NHG’s own use and manufacture Gradium and products from Gradium for sale to third parties only in the Territory.

3.2.2. Sell Gradium to LightPath under terms set forth below for LightPath’s own use and for sale and cooperate with LightPath to schedule production and delivery of such Gradium in accordance with LightPath’s purchase requirements.

3.2.3. Not sell Gradium or materials or products from Gradium to any past, present or future LightPath customers, as identified by LightPath to NHG from time to time, without LightPath’s written consent.

3.2.4. Conduct its business in the manufacture and sale of Gradium and Gradium products as a principal for its own account and shall pay and assume responsibility for any and all cost, expense and risk incurred in connection with the conduct of its business. This agreement does not in any way create the relationship of principal and agent, legal representative or any similar relationship between LightPath and NHG. NHG has no right or authority to and shall not act or represent itself directly or by implication as agent or legal representative for LightPath and will not incur or attempt to incur any obligation or responsibility, express or implied, on behalf of or in the name of or to bind LightPath, or make any representation, on behalf of or in the name of LightPath. NHG shall not sublicense any IP related to Gradium appoint an associate manufacturer or sub-manufacturer of Gradium without the prior written consent of LightPath.

3.2.5. Use its best efforts to sell and promote the sale of Gradium and Gradium products, which best efforts shall include but not be limited to prompt performance of all of its obligations under this agreement.

3.3. Under this agreement, LightPath will:

3.3.1. Grant an exclusive license to LightPath IP as described in Section 5.1 below.

3.3.2. Not grant the right to produce Gradium-based products to any other third party unless this agreement expires, terminates or this license is converted to a non-exclusive basis as set forth below.

3.3.3. Endeavor to obtain from LightPath’s current licensee (Hikari) all intellectual property to which LightPath is entitled related to Gradium and to pay the costs associated with such transfer.

3.3.4. Within 10 days after NHG has produced Gradium meeting the standards set forth in Section 13, deliver to NHG LightPath’s projections for its purchase requirements for Gradium for the remainder of calendar year 2012 and cooperate with NHG to schedule production and delivery of such Gradium.

3.3.5. Within one week after execution of this agreement by both parties, to send drawings of the melting furnace to NHG for review and determination by NHG whether it will accept and use the melting furnace for its production of Gradium.

3.3.6. Following LightPath’s receipt of the payment set forth in Section 10.1.1 below, provide documentation in its possession regarding the manufacturing process for Gradium, including glass compositions and refractive index, glass melting, and, if NHG has determined it will use the melting furnace, specifications and work instructions for the furnace and work instructions of the checkout.

3.3.7. Buy Gradium from NHG under terms set forth below.

3.3.8. Agree to allow NHG’s customers within the Territory only to use and sell products made from Gradium which is produced by NHG.

4. This section intentionally left blank.

5. License and Trademark Use

5.1. LightPath grants to NHG an exclusive, non-assignable, non-transferable license (with no right to sublicense) to use the IP within the Territory for so long as this agreement is in effect to manufacture Gradium (i) for use by NHG for its own purposes and for sale in the Territory only, (ii) from which NHG will manufacture products to sell to third parties in the Territory only and (iii) to be sold by NHG to LightPath.

5.2. Notwithstanding the license granted to NHG under this agreement, it is expressly agreed and acknowledged by NHG that any and all technology, information, materials and/or intellectual property supplied and/or licensed by LightPath pursuant to this agreement shall remain the property of LightPath and NHG shall not obtain any ownership interest therein nor shall NHG be entitled to use them other than as expressly authorized by this agreement.

5.3. Nothing in this agreement will prohibit LightPath from manufacturing products made from Gradium for its own use or for sale to third parties and to market, distribute and sell such products to third parties anywhere in the world.

5.4. LightPath reserves for itself all rights necessary for performance of its rights as described herein.

5.5. NHG may use LightPath’s trademarks in NHG’s marketing and advertising only in connection with Gradium-based products which meet the minimum quality requirements identified in Section 13 below.

6. Royalties

6.1. Commencing in the fourth Contract Year, NHG will pay LightPath a royalty based on gross revenues of NHG and its affiliates from the sale of Gradium and Gradium-based materials and products. The royalty percentage payable during the fourth Contract Year will be 1% of the gross revenues of NHG and its affiliates from the sale of Gradium and Gradium-based materials and products. Royalty percentages for each Contract Year after the fourth Contract Year will be agreed upon by the parties prior to the end of the year expiration of the then current Contract Year, although the percentages are anticipated to be between 1% and 4%. If the parties are unable to agree upon a royalty percentage for any applicable Contract Year prior to the end of the then current Contract Year, this agreement and the license granted in this agreement will terminate at the end of the then current Contract Year.

6.2. Following the end of the third Contract Year, royalty payments shall be due on the 15th day of the month following the end of each calendar quarter during the term of this agreement for sales made during the previous calendar quarter or portion thereof in the event of a partial calendar quarter. In the event sales in such previous calendar quarter or partial calendar quarter are not sufficient to generate a royalty at least equal to the Minimum Quarterly Royalty (prorated for any partial calendar quarter), the Minimum Quarterly Royalty will be due. On the date each royalty payment is due, NHG will submit to LightPath a written certification of the gross revenues generated from the sale of Gradium and Gradium-based materials and products during the prior calendar quarter and payment of the applicable royalty amount for such sales.

6.3. NHG agrees to keep and maintain proper records which bear upon royalties payable pursuant to this agreement. LightPath shall have the right to review, copy and conduct audits of NHG’s records to verify royalties payable hereunder.

7. Equipment

7.1. NHG will provide its own equipment for the manufacture of Gradium and Gradium-based products, except that following LightPath’s receipt of the payment set forth in Section 10.1.1 below, LightPath will transfer and assist NHG to set up the refractive index test equipment owned by LightPath.

7.2. LightPath will take reasonable actions to assist NHG to set up the Gradium manufacturing equipment.

7.3. LightPath is willing to sell to NHG certain selected equipment used in the production of Gradium that is available and in LightPath’s possession upon request by NHG under prices and other terms to be agreed upon by the parties.

7.4. All costs, including packing, shipping, insurance and customs costs and any applicable taxes for any equipment provided by LightPath are to be paid by NHG and NHG shall be responsible for compliance with all laws and regulations regarding the export from the United States and import into China of all such equipment.

8. This section intentionally left blank.

9. Intellectual Property

9.1. LightPath shall be solely responsible for all fees, including maintenance fees, of LightPath’s IP licensed hereunder; provided that, in its discretion, LightPath may cease payment of such fees.

9.2. Subject to LightPath’s agreement to enforce and/or defend any of its IP in any jurisdiction (other than litigation against infringers as contemplated by Section 9.15 below), including any of its patents, NHG and LightPath will equally share the cost of enforcing and/or defending any such IP resulting from NHG’s use of LightPath’s IP, except that NHG will not be responsible for payment of any litigation costs arising from any of LightPath’s pending patents in the European Patent Office. Any monies received or paid as a result of such enforcement or defense of LightPath’s IP shall be paid to LightPath only.

9.3. Each party must notify the other in a timely manner of any suspected IP infringement.

9.4. NHG will pay all fees on any new intellectual property rights applied for by NHG.

9.5. The IP license rights granted to NHG are for NHG ‘s use only and may not be disclosed or sublicensed to any third party in any manner or form.

9.6. NHG agrees to take all necessary and appropriate steps to protect the IP and any other intellectual property rights of LightPath, including but not limited to requiring employees, subcontractors and customers who will have access to confidential information to sign confidentiality agreements in form and substance acceptable to LightPath. The process of making lenses from Gradium material is not considered confidential material.

9.7. Upon termination of this agreement each party will discontinue use of the other’s intellectual property rights, including the IP, and will return all such proprietary material to the owner of the applicable intellectual property rights and any grant by the owner of intellectual property rights of any kind under this agreement shall terminate.

9.8. NHG recognizes and agrees that LightPath is the owner of all LightPath IP and nothing in this agreement shall grant NHG any rights, ownership or otherwise, in said IP, except for those rights explicitly set forth herein. NHG further recognizes that a breach of any of the obligations of this section due to either party’s negligence will result in irreparable and continuing damage to LightPath for which there is not adequate remedy at law, and that LightPath should be entitled to injunctive relief and/or a decree for specific performance, reasonable attorney’s fees and such other relief as may be proper.

9.9. NHG owns any new intellectual property developed by NHG and agrees to assign a perpetual, non-exclusive license to LightPath for all new intellectual property developed by NHG based on, derived from, or extended from the IP or other of LightPath’s intellectual property.

9.10. LightPath will pay NHG a royalty equal to the royalty negotiated for Contract Year 4 and beyond for all products manufactured and sold by LightPath using NHG intellectual property.

9.11. LightPath agrees to take all necessary and appropriate steps to protect NHG’s intellectual property including but not limited to requiring employees, subcontractors and customers who will have access to confidential information to sign confidentiality agreements.

9.12. NHG agrees to immediately notify LightPath in writing of all new intellectual property developed by NHG described in Section 9.9. In no event shall such written notification be provided later than 30 days after developing new intellectual property.

9.13. LightPath recognizes and agrees that NHG is the owner of all NHG intellectual property, and that a breach of any of the obligations of this section due to either party’s negligence will result in irreparable and continuing damage to NHG for which there is not adequate remedy at law, and that NHG should be entitled to injunctive relief and/or a decree for specific performance, reasonable attorney’s fees and such other relief as may be proper.

9.14. This agreement does not give NHG ownership in any LightPath IP; only the right to manufacture and , use, and sell Gradium-based products under the license granted in this agreement while this agreement is in effect.

9.15. In matters other than those contemplated by Section 9.2 above, concerning infringement by third parties making, using or selling infringing products corresponding to any of LightPath’s IP or other intellectual property rights related to Gradium:

9.15.1. NHG is empowered to bring suit in its own name or, if required by law, jointly with LightPath, at its own expense and on its own behalf for infringement of LightPath’s IP;

9.15.2. NHG will inform LightPath immediately upon NHG becoming aware of any infringement of the IP or any of LightPath’s other intellectual property related to Gradium. NHG will correspond with known infringers and to promptly provide notice them of infringement and a direction to cease such infringement, and will promptly advise LightPath of NHG’s notification to such infringers.

9.15.3. NHG will provide copies of all correspondences to and from infringers.

9.15.4. NHG is entitled to, in any such suit brought by it to enjoin infringement and for which it bears all of the costs, to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement, except that any sums awarded to NHG shall be considered revenues for which LightPath will be entitled to royalties.

9.15.5. At the option of LightPath, LightPath may at its expense, sue infringers. LightPath will retain all damages received in patent litigation it conducts. Where LightPath has agreed to and has taken over responsibility for litigation initiated by NHG, the parties will retain damages in the same proportion that they have contributed to the cost of the litigation.

10. Pricing and Payment Schedule

10.1. The total cost to NHG of the license granted under this agreement is the royalties payable under Section 6 above and the sum of USD $150,000 which shall be payable as follows:

10.1.1. $50,000 shall be paid within ten days after the effective date of this agreement.

10.1.2. $60,000 shall be paid upon LightPath’s approval and acceptance of a 9 inch Boule and a 13 inch Boule meeting the standards set forth in this agreement.

10.1.3. $40,000 shall be paid upon promptly upon achievement of six months of Gradium production.

10.2. NHG agrees to sell Gradium and Gradium-based materials and products to LightPath at a price equal to or less than ten percent (10%) below the lowest selling price charged by NHG to any customer of NHG purchasing Gradium or the same or similar Gradium-based materials or products; provided, that the cost to LightPath per Boules shall not exceed USD$300 for a nine inch Boule or USD$650 for a thirteen inch Boule unless otherwise mutually agreed.

10.3. NHG shall pay all license fees, sales, use, service use, occupation, retailer’s occupation, service occupation, personal property, transaction and excise taxes and any other fees, assessments or taxes which may be assessed or levied by any national, state or local government and any departments and subdivisions thereof, against any Gradium manufactured or sold by NHG, or any Gradium under NHG’s direct or indirect control.

11. This section intentionally left blank.

12. Term

12.1. The initial term of this agreement is five years from the effective date of this agreement unless earlier terminated in accordance with this agreement or as otherwise mutually agreed upon in writing.

12.2. Upon completion of the initial five year term, this agreement shall automatically renew for successive one year periods unless:

12.2.1. Termination is mutually agreed in writing at which time termination shall be immediate.

12.2.2. Either party notifies the other in writing at least six months prior to the end of the then current Contract Year that such party will not renew the agreement.

12.3. This agreement shall terminate automatically and without the giving of notice in the event that NHG shall become insolvent, or shall ask its creditors for a moratorium, or shall file or have filed against it a petition in bankruptcy, or shall suffer appointment of a temporary or permanent receiver, trustee, or custodian for all or a substantial part of its assets who shall not be discharged within thirty (30) days.

12.4. Notwithstanding any other provision of this Section 12, either party may terminate this agreement for a material breach by the other party of any of its obligations under this agreement by notifying the other party of such default and allowing the other party thirty (30) days within which to cure such default. If such default is not cured within thirty (30) days, the party who gave such notice of default may terminate this agreement at any time thereafter upon notice to the other party. If the default is quality based and NHG is actively working to correct the problems, the time period will be extended to 60 days. If the default is cured within such time period but thereafter repeated, the party who gave such notice of default may terminate this agreement without any further opportunity to cure immediately upon giving the defaulting party notice of such termination.

12.5. The provisions of Sections 9.5, 9.6, 9.7, 9.8, 9.9, 10, 16 and 17.1 shall survive the termination or expiration of this agreement and shall be liberally construed in favor of LightPath.

13. Quality Requirements

13.1. It is LightPath’s desire to always receive the highest quality possible in Gradium Boules purchased from NHG.

13.2. Minimum wavefront quality levels for Gradium Glass are defined by LightPath Procurement Specifications as listed in paragraph 13.4.

13.3. The minimum dimension for a 9 inch boule across the short section is 7 inches and 8 inches for all other dimensions. The minimum dimension for a 13 inch Boule across the short section is 11 inches and 12 inches for all other dimensions. All Boules are to be milled to standard thickness per LightPath procedures unless otherwise mutually agreed.

13.4. The quality requirements are defined in the LightPath Procurement Specifications for the various types of Gradium Boules; specifications, 9000179Rev A, 9000180RevA, 9000181Rev A, 9000182Rev A and 9000183Rev A.

13.5. The wavefront quality and profile precision is to be measured by NHG for every Boule to be sold to LightPath and the data from both prisms is to be provided with each Boule.

13.6. The profile precision is to be measured using at least 2 prisms spaced a maximum distance apart from one another.

13.7. When purchasing Boules for large lens orders, LightPath may request that NHG mill all Boules for that order to a common Delta Z value.

13.8. For all products sold and/or manufactured directly or indirectly by NHG under this agreement, NHG shall certify to LightPath in writing whether such products meet or fail the quality provisions set forth herein.

14. Training

14.1. Upon execution of this agreement, LightPath will train NHG in the production and testing of Gradium and in lens fitting techniques to accurately define Delta Z for any given lens using measured profile data.

15. Non Performance and Rights of Manufacture

15.1. If at any time, and in its sole discretion, LightPath deems that NHG is not able or willing to provide Gradium glass of appropriate quality or quantity or in a timely manner, LightPath reserves the right, among any other rights LightPath may have, to manufacture Gradium glass for its own use and for sale. LightPath may also terminate this agreement immediately if NHG does not remedy quality failures within 30 days after being notified by LightPath of its intent to terminate for quality failure reasons unless otherwise agreed in writing.

16. General Provisions

16.1. This is the entire agreement between NHG and LightPath regarding the matters set forth herein. Neither party can change any part of the agreement without the prior written consent of the other party, nor may this agreement be amended except in writing signed by both parties. This agreement and all matters arising from or related to it or its subject matters shall be governed by, remedied and construed in accordance with the laws of the State of Florida, USA, without resort or regard to Florida’s conflict of laws principles or precedent. The parties hereby agree to be bound by the exclusive jurisdiction of any federal or state court located in Orange County, Florida and shall not challenge the proprietary of venue thereof, including but not limited to assertion of a challenge based on in convenience, except that, at LightPath’s option, the parties shall submit any controversy or dispute under this agreement to binding arbitration before an independent and mutually agreed board of arbitrators, which arbitration will be conducted in Orlando, Florida under the rules and regulations of the American Arbitration Association. If a suit is filed or any matter is submitted to arbitration hereunder, the prevailing party in such suit or arbitration is entitled to recover from the non-prevailing party its reasonable attorney’s fees and costs. Each party will notify the other as soon as reasonably practicable after determining that the other party is in breach of any obligation under or provision of this agreement, but if either party delays in notifying the other, the non-defaulting party will still retain all rights and remedies available to it under this agreement.

16.2. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. NHG shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of LightPath.

16.3. Neither LightPath nor NHG shall by reason of the termination or non-renewal of this agreement be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits, or anticipated sales or on account of expenditures, investments, leases, property improvements or commitments in connection with the business or good will of LightPath, NHG, or otherwise.

16.4. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this agreement shall be in writing and shall be deemed to have been given and received when personally delivered or as of ten (10) business days following the date of deposit thereof for mailing if mailed by certified mail, return receipt requested, three (3) business day after deposit with a recognized overnight carrier service or upon electronic or other confirmation of successful transmission of a facsimile. Notices, demands and communications to the parties hereto, unless another address is specified in writing in accordance herewith, shall be sent to the parties’ respective addresses set forth on the signature page to this agreement.

16.5. If any term or provision of this agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, then, without waiving any right of appeal: (a) if possible, the provision shall be reconstituted to approximate as closely as legally possible to achieve the intent evident in the term or provision; and (b) the remainder of this agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid and unenforceable, shall not be affected thereby. In any case, each term and provision of this agreement shall be valid and be enforceable to the fullest extent permitted by law.

16.6. This agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Headings in this agreement are included herein for convenience of reference only and shall not constitute a part of this agreement for any other purpose.

16.7. If either party to this agreement shall breach its representations or warranties set forth herein or shall fail to fulfill or perform any of its covenants or obligations in this agreement, that party shall pay all costs, including, without limitation, reasonable attorneys’ fees, that may be incurred by the other to enforce such other party’s rights hereunder. Notwithstanding anything in this agreement to the contrary, the covenants contained in this Section shall survive any termination of this agreement.

16.8. Each party agrees that during the course of this agreement, information that is confidential or proprietary may be disclosed to the other party, including, but not limited to software, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, advertising revenues, usage rates, advertising relationships, projections, and marketing data (“Confidential Information”). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party or any other party subject to a confidentiality obligation regarding such information, (b) was known to the receiving party as of the time of its disclosure, as proven through written business records, from a source not bound by a confidentiality obligation regarding such information, (c) is independently developed by the receiving party without use of or reference to any Confidential Information of the other party, as proven through written business records, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party. Except as provided for in this agreement, each party shall not make any disclosure of the other party’s Confidential Information to anyone other than its employees who have a need to know in connection with this agreement and have executed and delivered to the other party a confidentiality agreement in form and substance acceptable to the other party. Each party shall notify its employees of their confidentiality obligations with respect to the Confidential Information and shall require its employees to comply with these obligations. The confidentiality obligations of each party and its employees shall survive the expiration or termination of this agreement for a period of three years.

16.9. At any time while this agreement is in effect, NHG and LightPath may begin the negotiation process for NHG to purchase all Gradium IP from LightPath, including its customer list.

16.10. All payments due to LightPath under this agreement shall be made in United States dollars.

17. Indemnity

17.1. NHG agrees to defend, indemnify, and hold LightPath, and its officers, directors, agents, employees, successors and assigns, and each of them, harmless from and against any and all injury, claim, loss, damage, costs, expenses, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, judgments, losses, damages, costs, charges, reasonable attorneys’ fees and other expenses of every nature and character attributable, directly or indirectly, to NHG’s acts or omissions in the operation of its business including, but not limited to, its operation under the license granted in this agreement; its use of the IP or other intellectual property, including any use that infringes on or violates any third party’s intellectual property rights or applicable law or regulation; its manufacture, marketing, sale and distribution of Gradium or Gradium based products, including the export or import of Gradium and Gradium based products; its purchase, export, transport, import, use or possession of any equipment acquired from LightPath; or its performance of its obligations or breach of its covenants, representations or warranties contained in this agreement.

17.2. LightPath agrees to defend, indemnify, and hold NHG, and its officers, directors, agents, employees, successors and assigns, and each of them, harmless from and against any and all injury, claim, loss, damage, costs, expenses, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, judgments, losses, damages, costs, charges, reasonable attorneys’ fees and other expenses of every nature and character attributable, directly or indirectly, to LightPath’s breach of its covenants, representations or warranties contained in this agreement.

18. Attachments

The following Attachments are hereby attached and incorporated into this agreement:

Attachment A entitled “LightPath U.S., PCT and Foreign Patent Summary Report”; and

Attachment B entitled “LightPath U.S. Trademark Summary.”

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding as of the day and year first written above.

“LIGHTPATH”

LightPath Technologies Inc.

By:	/s/ James Gaynor
James Gaynor, Chief Executive Officer

Address:	2603 Challenger Tech Court
Suite 100
Orlando, Florida 32826
USA
Attention: James Gaynor
Fax:	407-382-4007

“NHG”

Hubei New Hua Guang Information Materials Co., Ltd.

By:	/s/ Zhang Wei
Name:	Zhang Wei
Title:	Standing Deputy General Manager

Address:	No. 67 ChaNHGong Beilu
Xianqfan, Hubei 441057
China
Attention: Zhang Wei
Fax:	0086-710-3349308